Exhibit 10.8.1
14 Schoolhouse Road
Somerset, NJ 08873
T (732) 537-6200
www.catalent.com
October 10, 2022
Manja Boerman
PRIVATE AND CONFIDENTIAL
Long Term International Assignment

Dear Manja,
We are pleased to offer you an international assignment from the Netherlands to the United States with Catalent Pharma Solutions LLC. We trust this will be a mutually beneficial experience for you as well as for the Company. This letter confirms the terms and conditions that apply to your assignment as President, Division Head BioModalities based in Somerset, New Jersey.
I.Assignment Summary
•Home Country: The Netherlands
•Host Country: The United States
•Employer: Catalent Pharma Solutions, LLC
•Position Title: President, Division Head BioModalities
•Manager While on Assignment: Biologics Committee (through its representative, Alessandro Maselli, President & CEO)
•Citizenship/Permanent Resident Status: The Netherlands
•Annual Base Salary: US$500,000 paid from the Netherlands as €494,218
•Management Incentive Plan Target: US$400,000 paid from the Netherlands in local currency
•Long Term Incentive Plan Target: US$650,000
•Scheduled Assignment Start Date: October 17th, 2022
•Scheduled Assignment End Date: November 30, 2025
•Assignment Duration: Thirty-six (36) months
•Assignment Policy: International Long-Term Assignment

This letter does not create a contract of employment, but simply seeks to confirm the conditions which pertain to your temporary assignment. Should the nature of your position change or if this assignment extends beyond its initial duration, the terms may be subject to change at that time. Catalent reserves the right to modify the global assignment policies and procedures at any time in whole or in part, with or without notice.
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II.Compensation & Benefits:
a.Base Salary: Your annualized rate of pay will be US$500,000 paid from the Netherlands as €494,218. As a member of the Executive Leadership Team (ELT), your total compensation package will be reviewed on an annual basis with the next review anticipated in the first quarter of each fiscal year.
b.Management Incentive Plan (MIP): You will continue participation in Catalent’s annual bonus plan, the MIP. MIP payments are determined based upon the company achievement and your individual performance. Your annual target will remain unchanged for fiscal year 2023 at US$400,000, paid from the Netherlands in local currency.
c.Long Term Incentive Plan (LTIP): Your LTIP grant value will remain unchanged at US$650,000. The Compensation and Leadership Committee of the Catalent, Inc. board of directors much approve each annual grant, and did so effective July 26, 2022 with respect to your fiscal 2023-2025 grant. The LTIP was granted in accordance with Catalent’s normal practices for LTIP awards to ELT members, which includes your execution of agreements with respect to each grant.
d.Car Allowance: You will continue to receive your car allowance of €24,000 per year. This is a non-pensionable allowance and will be paid to you monthly along with your salary. This allowance is to be used for the acquisition and disposition of a vehicle during your assignment in the Host Country.
e.Cost of Living Differential (COLA): You are eligible for a COLA in the amount of US$3,455 net per month to help offset excess costs of goods and services in New Jersey, USA, compared with those incurred in the Netherlands. This differential will be paid each pay period and is not intended to compensate for the total cost of living in the United States. The COLA is calculated using applicable consumer purchase index information and is reviewed in January and July of each year. The COLA is provided at the discretion of the Company.
f.Benefits: All current terms and conditions of your employment and benefits, inclusive of personal time off (PTO), will apply with no break in coverage and you will continue to receive your current benefits in your Home Country.
g.Global Health Insurance: You have been enrolled in the Aetna International benefit plan effective September 1, 2022. The Aetna International benefits include Term Life Insurance, Accidental Death and Dismemberment Insurance, Medical with Prescription Plan, Dental Plan, and Long-Term Disability. Coverage is available for you, and accompanying family member during your assignment, who are currently covered under health benefits with the Company. Additional details and enrollment forms have been forwarded to you by the Corporate Benefits Department.
h.Concierge Medical Service: You and any accompanying family members are eligible to enroll in MDVIP, a concierge medical service. Upon enrollment, you may select a physician within their network that will provide primary healthcare services 24 hours a day, 365 days a year. Your personal physician is available for any medical needs that may arise acting as both a primary care and urgent care office.
i.Public Holidays/ Work Schedule: You will follow the work hours, workdays, and public holidays in the Host Country during your Assignment. If you choose to

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observe a Home Country holiday, that is not provided as a holiday in the Host Country, then you can use accrued PTO.
III.Assignment Related Benefits:
Information regarding your relocation benefits for this assignment is outlined below and additional detail is provided in the attached Catalent document titled “Global Mobility: International Long-Term Assignment Policy”. Please review this information in its entirety.
a.Passports, Visa, Work and/or Residence Permits - applicable costs for passports will be reimbursed by Cornerstone for you and eligible accompanying family members. Human Resources will coordinate your visa, work and/or residence permits with our immigration attorneys
b.Pre-Move/Home Finding Trip - one trip to the host location not to exceed six (6) days / five (5) nights
c.Assignment Orientation - Cornerstone and Deloitte, respectively, to provide relocation and tax information throughout duration of the assignment
d.Cultural Training - access to formal training for you and eligible accompanying family members to prepare for adapting and living in new host environment
e.Language Training - formal language training in the host location as needed
f.Shipment of Household Goods and Storage - in transit as needed for up to thirty (30) days
g.Pet Shipment Assistance - reimbursement of expenses up to US$1,000 per pet for up to two (2) household pets to relocate to the host location
h.Destination/Settling-In Services - assistance with area tours, home finding, and settling-in information
i.Temporary Lodging - hotel or service apartment provided for up to thirty (30) days
j.Host Country Housing - an allowance equivalent to US$6,360 net per month will be provided for the duration of your assignment to the United States
k.Travel to Host Location - reimbursement for reasonable and actual enroute expenses
l.Home Leave - reimbursement for one (1) premium economy-class round trip airfare, via the most direct route to the home city, for you and your eligible accompanying family members to return home each year, starting after eight (8) months on assignment
m.Emergency Leave - reimbursement for travel if leave is needed for the serious illness of your spouse, yourself or the death/serious illness of a dependent child, parent, brother, sister, grandparent, or grandchild
n.Flex Benefits - at Company discretion, additional support (i.e., appliances, additional baggage) as identified, to ease the transition and ensure a smooth relocation

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IV.Tax Equalization & Other Services:
a.Income Tax Assistance - As a result of your long-term assignment to the United States you may be subject to U.S. tax return filing requirements. The Company will pay the reasonable and customary cost for the Company’s designated tax advisors (Deloitte) for the preparation and filing of the United States and the Netherlands as required, for the duration of your assignment.
b.Tax Equalization - The intent of the tax equalization policy is to establish procedures to ensure that income taxes remain a neutral aspect of the assignment. A hypothetical Home Country tax and social security contribution will be calculated and deducted from your compensation package in accordance with the Global Mobility: International Long-Term Assignment Policy and policy guidelines issued by the Company. Catalent will bear the cost of actual income taxes due in the Home and/or Host Country on company compensation.
c.Foreign Tax Credits - As mentioned above, it is expected that Catalent will generally pay all actual Host Country taxes on your employment income. As such, any foreign tax credits granted under U.S. tax laws which result from U.S. tax payments are for the sole benefit of the Company. ‘Excess’ foreign tax credits which accrue during the assignment period that cannot be fully utilized during the assignment period may be carried forward to future tax years. In such instances, the Company may ask you to participate in the tax equalization program in years after repatriation to utilize some of the excess tax credits and offset some of the assignment related costs incurred by the Company.
V.Termination of Employment:
a.If you decide to voluntarily terminate your employment relationship with Catalent prior to the completion of your assignment in Somerset, New Jersey, Catalent will not be responsible for any cost or expenses associated with the repatriation to your Home Country.
b.If the employment relationship is terminated by Catalent, for other than just cause, Catalent will reimburse you for reasonable, actual, and supported expenses related to you and your family’s return to the Netherlands, provided that the relocation takes place and is completed within six (6) months after the completion of the employment relationship.
VI.Repayment Obligations:
a.In accordance with the Global Mobility: International Long-Term Assignment Policy, if you voluntarily leave the Company within twelve months of your relocation you will be required to repay the Company 100% of all relocation cost incurred and associated with relocation to the Host Country. Should you leave the Company after one year but less than two years after you are relocated, you will be required to repay 50% of all relocation costs incurred associated with relocation to the Host Country.
b.Additionally, you acknowledge that a report of direct expenses incurred as a result of this relocation will be sent to the appropriate tax agencies in your Home Country by the Company and reflected on your earnings statements. You fully understand that

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you must declare such income for the tax year during which the expenses are incurred.
c.You further acknowledge that should you fail for any reason under your control to begin the assignment on the designated date, be discharged for disciplinary action to include but not limited to unlawful or criminal conduct, falsification of records, physical violence, destruction of company property, improper discrimination, harassment of other employees, including sexual harassment or voluntarily terminate your employment with the Company, it is agreed you will reimburse the Company for any and all expenses, including tax liability paid to you or on your behalf, related to the relocation.
d.Finally, you authorize the Company to withhold in the maximum amount permitted by law, payment of all monies due to you in the nature of wages, vacation pay, commissions, bonus, reimbursable business expenses or any other compensation due to you, to satisfy this obligation. You agree that if the foregoing withholding is insufficient to liquidate this obligation, then the balance shall become immediately due and payable without notice or demand. You also agree that you will be responsible to pay any legal expenses associated with the collection of this debt obligation.
VII.Severance:
As a member of the ELT, you are entitled to a separate severance agreement equal to your annual base salary plus your MIP target at the time of separation. subject to the terms of the agreement. The terms of your original ELT severance agreement continue to apply.
VIII.Repatriation:
At the end of your assignment, it is anticipated that you will repatriate back to the Netherlands. The following repatriation benefits are available.
a.Host Country Housing Departure — assistance with terminating the lease and securing the return of any deposits due back to the Company
b.Tax Consultation — a tax briefing will be arranged with Company’s tax provider, as needed, to ensure compliance with Host Country law
c.Return Shipment of Household Goods & Personal Effects - allows for the same shipment guidelines as for the expatriation shipment
d.Repatriation Temporary Lodging - up to thirty (30) cumulative days of temporary lodging expenses for you and your accompanying family members in the host and / or the home locations, as needed
e.Return Shipment of Pets - the same parameters for returning pets to the home location apply as for the expatriation
f.Return Travel to Home Country - the same travel parameters for returning to the home location are followed as for the expatriation

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IX.Confidentiality:
In accepting this offer, you reaffirm your commitment and understanding that you will continue to be bound by the Confidentiality and Non-Compete terms set out in previous LTIP grants made to you.
X.Ethics:
As a company founded on a core set of values, we expect you to continue to abide by and certify, as may be requested from time to time, to your continued compliance with our Standards of Business Conduct.
XI.General Provisions:
By agreeing to the terms and conditions of this letter you expressly agree that any differences that may exist between you and Catalent Pharma Solutions, LLC, will be resolved according to the laws of the State of New Jersey, in the United States.
If any local benefits policy is inconsistent with the terms and conditions of this letter, the terms and conditions of this letter will take precedence.

Sincerely,

/s/ Ricardo Pravda
Ricardo Pravda
SVP & Chief Human Resources Officer
cc:    Personnel File
Joel Tobin
VP, HR BioModalities
By signing below, you express your understanding and agreement with the terms and conditions detailed above.

/s/ Manja Boerman	26 October 2022
Manja Boerman	Date

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ASSIGNEE REPAYMENT AGREEMENT

I, Manja Boerman    , acknowledge that as a condition of my employment and/or career development, I am being relocated at the expense of Catalent Pharma Solutions, and any, subsidiary, affiliated, related, or sister corporations (collectively referred to herein as “the Company”).
I further acknowledge should I fail for any reason under my control to begin the assignment on the designated date, be discharged for disciplinary action to include but not limited to unlawful or criminal conduct, falsification of records, physical violence, destruction of company property, improper discrimination, harassment of other employees, including sexual harassment or voluntarily terminate my employment, with the Company, it is agreed I will reimburse the Company for any and all expenses, including tax liability paid to me or on my behalf, related to my relocation.
I further acknowledge should I voluntary resign from the company during the first year of the assignment, it is agreed I will reimburse the Company for any and all expenses associated with relocation to the host country. If I voluntarily leave the organization within twelve (12) months of my relocation I will be required to repay the company 100% of all relocation cost incurred. Should I leave the company after one (1) year but less than two (2) years after my relocation I will be required to repay the company 50% of all relocation costs incurred.
Finally, I authorize the Company to withhold in the maximum amount permitted by law, payment of any and all monies due me in the nature of wages, vacation pay, commissions, bonus, reimbursable business expenses or any other compensation due me, and may use all other available means to satisfy this obligation. I agree if the foregoing withholding is insufficient to liquidate this obligation, then the balance shall become immediately due and payable without notice or demand. I also agree that I will be responsible to pay any legal expenses associated with the collection of this debt.

28 October 2022	/s/ Manja Boerman
Date	Signature

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